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                      February 16, 2024

       Quinn Chen
       Chief Financial Officer
       America Great Health
       1609 W Valley Blvd Unit 338A
       Alhambra, CA 91803

                                                        Re: America Great
Health
                                                            Form 10-K for
Fiscal Year Ended June 30, 2023
                                                            File No. 000-27873

       Dear Quinn Chen:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences
       cc:                                              Alan Zhou